                                                                 Exhibit (a)(12)

       HX INVESTORS, L.P. INCREASES TENDER OFFER PRICE FOR COMMON STOCK OF
        SHELBOURNE PROPERTIES I, INC., SHELBOURNE PROPERTIES II, INC. AND
                  SHELBOURNE PROPERTIES III, INC., OFFERS OTHER
               BENEFITS TO STOCKHOLDERS AND EXTENDS TENDER OFFERS


     JERICHO, NEW YORK, August 1, 2002 -- HX Investors, L.P. announced today that it has increased the offer prices of its tender offers for up to 30% of the outstanding common stock of each of Shelbourne Properties I, Inc. (Amex: HXD), Shelbourne Properties II, Inc. (Amex: HXE) and Shelbourne Properties III, Inc. (Amex: HXF) to $59.00, $69.00 and $54.50 per share, respectively. HX Investors, L.P. has also amended its agreements with the Shelbourne companies to offer additional benefits to stockholders, including a reduction in the incentive payment provided for in the Plan of Liquidation from 25% to 15% after the payment of a priority return to stockholders and other beneficial undertakings and covenants designed to enhance stockholder liquidity, representation and value. HX Investors, L.P. has extended the tender offers until 12:00 Midnight, E.S.T., on August 15, 2002, unless further extended. Approximately 70,921, 50,755 and 56,137 shares of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., respectively, had been tendered pursuant to the tender offers as of the close of business on July 31, 2002.

     HX Investors, L.P. is mailing to stockholders of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. supplements to its Offers to Purchase containing the revised terms set forth above. The supplements have been filed with the Securities and Exchange Commission and may be obtained at its website at www.sec.gov.

     For additional information, please contact MacKenzie Partners, Inc., our information agent, at (800) 322-2885 (toll free) or (212) 929-5500 (call collect).